UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2008
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California	000-22430	94-2942251
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

46897 Bayside Parkway,
Fremont, California		94538
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (510) 661-5000
Not applicable
(Former Name or Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Appointment of New Interim Chief Financial Officer.
      On August 5, 2008 our Board of Directors appointed Richard H. Janney, age 49, as interim Chief Financial Officer and interim Principal Accounting Officer of Asyst. His appointment will be effective upon the effective date of the resignation of employment of Michael A. Sicuro, who is resigning as our Chief Financial Officer.
     Mr. Janney has been self-employed as a consultant since March 2008. From September 2006 through January 2007, he served as interim Chief Financial Officer for Asyst, and from March 2007 to March 2008, he served as Vice President, Finance of the Company. From 2004 to September 2006, Mr. Janney served as Engagement Manager for Jefferson Wells, a global provider of professional services in the areas of risk management, controls, compliance, and financial process improvement. In that capacity, Mr. Janney and other consultants from Jefferson Wells worked closely with the company, advising Asyst on its internal controls and processes relating to its financial reporting. From 2002 to 2004, he served as an executive consultant providing financial, accounting and consulting services to a variety of companies. From 2000-2002, he was Chief Financial Officer for ZeBU, Inc., a privately held enterprise solution, web-enabled database software company. Before joining ZeBU, he served as Chief Financial Officer for Cholestech Corporation, a publicly held medical diagnostic equipment manufacturer and as Acting Chief Financial Officer for the business operations of G. Gund III, an individual. Mr. Janney began his career with Price Waterhouse, LLP (1984-1992), serving most recently as Audit Manager.
     Asyst and Mr. Janney are still discussing the material terms of Mr. Janney’s compensation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: August 11, 2008	By:	/s/ Robert A. Dobbin
Robert A. Dobbin
Assistant Secretary

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